Filed pursuant to Rule 424(b)(3)
                                                   Registration No. 333-90996


                         PROSPECTUS SUPPLEMENT NO. 1
                     (TO PROSPECTUS DATED JULY 11, 2002)

                              CBRL GROUP, INC.


                 -------------------------------------------

        LIQUID YIELD OPTION(TM) NOTES DUE 2032 (ZERO COUPON - SENIOR),
                             RELATED GUARANTEES
                                   AND
     SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OR REDEMPTION OF THE
                        LIQUID YIELD OPTION(TM) NOTES

                 -------------------------------------------

     This prospectus supplement amends and supplements the prospectus dated July 11, 2002, relating to our Liquid Yield Option(TM) Notes due 2032 (Zero Coupon - Senior) (the "LYONs"), the related guarantees of the LYONs and shares of our common stock issuable upon conversion or redemption of the LYONs.

     This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus dated July 11, 2002, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. This prospectus supplement, along with the prospectus dated July 11, 2002, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the LYONs, the related guarantees, and the common stock issuable upon conversion or redemption of the LYONs.

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS DATED JULY 11, 2002 FOR FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE LYONS OR OUR COMMON STOCK.

     This prospectus supplement is amended to replace the first paragraph and the table under the heading "Selling Securityholders" beginning on page 17 of the prospectus dated July 11, 2002 with the information in the following paragraph and table. We may further amend or supplement this table from time to time if necessary.

     The following table provides, as of July 18, 2002, the name of each selling securityholder, the principal amount at maturity of LYONs held by such selling securityholder, the number of shares of common stock owned by such securityholder prior to its purchase of LYONs and the common stock issuable upon conversion of the LYONs (based upon the initial conversion price). This information has been obtained from the selling securityholders on or prior to the date of this prospectus supplement. However, the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their LYONs since the date on which they provided the information regarding their LYONs.


-----------------------------------------------
(TM) Trademark of Merrill Lynch & Co., Inc.






                                          PRINCIPAL
                                          AMOUNT AT                                  COMMON
                                         MATURITY OF                    COMMON       STOCK
                                            LYONS      PERCENT OF   STOCK ISSUABLE   OWNED
                                         BENEFICIALLY     TOTAL          UPON       PRIOR TO
                                          OWNED AND    OUTSTANDING    CONVERSION   CONVERSION
SELLING SECURITYHOLDER                     OFFERED        LYONS        OF LYONS     OF LYONS*
----------------------                   ------------  -----------  -------------- ----------

Akela Capital Master Fund, Ltd.          $  3,000,000     0.71%         32,575        --
Alpha U.S. Sub Fund VIII, LLC            $  1,000,000     0.24%         10,858        --
American Fidelity Assurance Company      $    850,000     0.20%          9,229        --
Amerisure Mutual Insurance Company       $    900,000     0.21%          9,772        --
Argent Classic Convertible Arbitrage
  Fund (Bermuda) Ltd.                    $  3,000,000     0.71%         32,575        --
Argent Classic Convertible Arbitrage
  Fund L.P.                              $  1,900,000     0.45%         20,630        --
Argent LowLev Convertible Arbitrage
  Fund Ltd.                              $  6,000,000     1.42%         65,150        --
Aventis Pension Master Trust             $    430,000     0.10%          4,669        --
B.G.I. Global Investors c/o Forest
  Investment Mngt. L.L.C.                $    691,000     0.16%          7,503        --
Black Diamond Capital I, Ltd.            $    551,000     0.13%          5,982        --
Black Diamond Convertible Offshore, LDC  $  2,561,000     0.61%         27,808        --
Black Diamond Offshore Ltd.              $  1,960,000     0.46%         21,282        --
Boilermaker - Blacksmith Pension Trust   $  2,350,000     0.56%         25,517        --
CALAMOS(R) Convertible Fund -
  CALAMOS(R) Investment Trust            $ 11,100,000     2.63%        120,528        --
CALAMOS(R) Convertible Growth and
  Income Fund - CALAMOS(R) Investment
  Trust                                  $  7,100,000     1.68%         77,094        --
CALAMOS(R) Convertible Portfolio -
  CALAMOS(R) Advisors Trust              $    270,000     0.06%          2,931        --
CALAMOS(R) Market Neutral Fund -
  CALAMOS(R) Investment Trust            $ 13,000,000     3.08%        141,159        --
CALAMOS(R) Global Convertible Fund -
  CALAMOS(R) Investment Trust            $    310,000     0.07%          3,366        --
CareFirst BlueChoice, Inc.               $    150,000     0.04%          1,628        --
City of Albany Pension Plan              $    200,000     0.05%          2,171        --
City of Birmingham Retirement & Relief
  System                                 $  2,400,000     0.57%         26,060        --
City of Knoxville Pension System         $    550,000     0.13%          5,972        --
Consulting Group Capital Markets Funds   $    700,000     0.17%          7,600        --
Deephaven Domestic Convertible Trading
  Ltd.                                   $ 19,200,000     4.55%        208,481        --
Delta Airlines Master Trust              $  3,750,000     0.89%         40,719        --
Delta Pilots Disability and
  Survivorship Trust                     $    800,000     0.19%          8,686        --
Dorinco Reinsurance Company              $  1,300,000     0.31%         14,115        --
Double Black Diamond Offshore LDC        $ 11,440,000     2.71%        124,220        --


                                      2




                                          PRINCIPAL
                                          AMOUNT AT                                  COMMON
                                         MATURITY OF                    COMMON       STOCK
                                            LYONS      PERCENT OF   STOCK ISSUABLE   OWNED
                                         BENEFICIALLY     TOTAL          UPON       PRIOR TO
                                          OWNED AND    OUTSTANDING    CONVERSION   CONVERSION
SELLING SECURITYHOLDER                     OFFERED        LYONS        OF LYONS     OF LYONS*
----------------------                   ------------  -----------  -------------- ----------

The Dow Chemical Company Employees'
  Retirement Plan                        $  4,650,000     1.10%         50,491        --
Drury University                         $     60,000     0.01%            651        --
The Fondren Foundation                   $    140,000     0.03%          1,520        --
Forest Alternative Strategies, II        $    179,000     0.04%          1,943        --
Forest Fulcrum Fund L.L.P.               $  2,435,000     0.58%         26,440        --
Forest Global Convertible Fund
  Series A-5                             $  9,829,000     2.33%        106,727        --
FreeState Health Plan, Inc.              $    150,000     0.04%          1,628        --
Gaia Offshore Master Fund Ltd.           $ 16,400,000     3.89%        178,077        --
Genesee County Employees' Retirement
  System                                 $  1,300,000     0.31%         14,115        --
Goldman, Sachs & Co. Profit Sharing
  Master Trust                           $    680,000     0.16%          7,383        --
Greek Catholic Union of the USA          $     90,000     0.02%            977        --
Group Hospitalization and Medical
  Services, Inc.                         $    700,000     0.17%          7,600        --
HealthNow New York, Inc.                 $    425,000     0.10%          4,614        --
HFR CA Select Fund                       $    100,000     0.02%          1,085        --
H.K. Porter Company, Inc.                $     55,000     0.01%            597        --
Innovest Finanzdienstleistungs AG        $  1,500,000     0.36%         16,287        --
Jackson County Employees' Retirement
  System                                 $    500,000     0.12%          5,429        --
KBC Financial Products (Cayman
  Islands) Ltd.                          $ 12,200,000     2.89%        132,472        --
Kettering Medical Center Funded
  Depreciation Account                   $    130,000     0.03%          1,411        --
Knoxville Utilities Board Retirement
  System                                 $    335,000     0.08%          3,637        --
LLT Limited                              $    689,000     0.16%          7,481        --
Louisiana Workers' Compensation
  Corporation                            $    580,000     0.14%          6,297        --
Lyxor Master Fund                        $  2,600,000     0.62%         28,231        --
Lyxor Master Fund Ref: Argent/LowLev CB  $  1,000,000     0.24%         10,858        --
Lyxor Master Fund c/o Forest Investment
  Mngt. L.L.C.                           $  3,863,000     0.92%         41,945        --
Macomb County Employees' Retirement
  System                                 $    580,000     0.14%          6,297        --
McMahan Securities Co. L.P.              $    535,000     0.13%          5,809        --
Nicholas Applegate Investment Grade
  Convertible                            $     25,000     0.01%            271        --
NORCAL Mutual Insurance Company          $    300,000     0.07%          3,257        --
Oakwood Assurance Company                $     85,000     0.02%            922        --


                                       3





                                          PRINCIPAL
                                          AMOUNT AT                                  COMMON
                                         MATURITY OF                    COMMON       STOCK
                                            LYONS      PERCENT OF   STOCK ISSUABLE   OWNED
                                         BENEFICIALLY     TOTAL          UPON       PRIOR TO
                                          OWNED AND    OUTSTANDING    CONVERSION   CONVERSION
SELLING SECURITYHOLDER                     OFFERED        LYONS        OF LYONS     OF LYONS*
----------------------                   ------------  -----------  -------------- ----------

Oakwood Healthcare Inc. Endowment        $     15,000     0.00%            162         --
Oakwood Healthcare Inc. Funded
  Depreciation                           $    145,000     0.03%          1,574         --
Oakwood Healthcare Inc. - OHP            $     20,000     0.00%            217         --
Oakwood Healthcare Inc. (Pension)        $    280,000     0.07%          3,040         --
OZ Convertible Master Fund, Ltd.         $  2,522,000     0.60%         27,384         --
OZ Mac 13 Ltd.                           $    704,000     0.17%          7,644         --
OZ Master Fund, Ltd.                     $ 32,687,000     7.74%        354,928         --
Physician's Reciprocal Insurers
  Account #7                             $  3,200,000     0.76%         34,746         --
Port Authority of Allegheny County
  Retirement and Disability Allowance
  Plan for the Employees Represented by
  Local 85 of the Amalgamated Transit
  Union                                  $  1,300,000     0.31%         14,115         --
Prisma Foundation                        $    110,000     0.03%          1,194         --
Ramius LP                                $    300,000     0.07%          3,257         --
RBC Capital Services Inc. c/o Forest
  Investment Mngt. L.L.C.                $    382,000     0.09%          4,147         --
RCG Baldwin LP                           $    700,000     0.17%          7,600         --
RCG Halifax Master Fund, LTD             $  2,500,000     0.59%         27,146         --
RCG Latitude Master Fund, LTD            $  2,300,000     0.54%         24,974         --
RCG Multi Strategy, LP                   $  4,500,000     1.07%         48,862         --
Relay 11 Holdings c/o Forest Investment
  Mngt. L.L.C.                           $    351,000     0.08%          3,811         --
San Diego County Employees Retirement
  Association                            $  1,700,000     0.40%         18,459         --
SCI Endowment Care Common Trust Fund -
  First Union                            $     75,000     0.02%            814         --
SCI Endowment Care Common Trust Fund -
  National Fiduciary Services            $    265,000     0.06%          2,877         --
SCI Endowment Care Common Trust Fund -
  Suntrust                               $    110,000     0.03%          1,194         --
Southdown Pension Plan                   $    240,000     0.06%          2,606         --
Southern Farm Bureau Life Insurance
  Company                                $  2,500,000     0.59%         27,146         --
SPT                                      $  2,900,000     0.69%         31,489         --
State of Florida, Office of the
  Treasurer                              $  4,000,000     0.95%         43,433         --
Sylvan (IMA) Ltd c/o Forest Investment
  Mngt. L.L.C.                           $    849,000     0.20%          9,218         --
TD Securities (USA) Inc.                 $  4,900,000     1.16%         53,206         --
UFJ Investments Asia Ltd.                $  2,450,000     0.58%         26,603         --
Union Carbide Retirement Account         $  2,790,000     0.66%         30,294         --
United Food and Commercial Workers
  Local 1262 and Employers Pension Fund  $  1,050,000     0.25%         11,401         --



                                      4



                                          PRINCIPAL
                                          AMOUNT AT                                  COMMON
                                         MATURITY OF                    COMMON       STOCK
                                            LYONS      PERCENT OF   STOCK ISSUABLE   OWNED
                                         BENEFICIALLY     TOTAL          UPON       PRIOR TO
                                          OWNED AND    OUTSTANDING    CONVERSION   CONVERSION
SELLING SECURITYHOLDER                     OFFERED        LYONS        OF LYONS     OF LYONS*
----------------------                   ------------  -----------  -------------- ----------

Vopak USA Inc., Retirement Plan (f.k.a.
  Van Waters & Rogers, Inc. Retirement
  Plan)                                  $    550,000     0.13%          5,972         --
Wachovia Securities, Inc.                $ 32,700,000     7.75%        355,069         --
Worldwide Transactions Limited           $    488,000     0.12%          5,298         --
Zazove Hedged Convertible Fund L.P.      $  1,700,000     0.40%         18,459         --
Zazove Income Fund L.P.                  $  1,700,000     0.40%         18,459         --
Zurich Institutional Benchmark Master
  Fund Ltd.                              $    500,000     0.12%          5,429         --
Zurich Institutional Benchmarks Master
  Fund Ltd.                              $  1,700,000     0.40%         18,459         --
Zurich Master Hedge Fund c/o Forest
  Investment Mngt. L.L.C.                $  1,232,000     0.29%         13,377         --

----------------------------
* Assuming the sale of all LYONs and common stock issuable upon conversion of the LYONs, selling securityholders will not hold any LYONs and will hold the number of shares of our common stock set forth in this column. At that time, no selling securityholder will hold more than 1% of our outstanding common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The date of this prospectus supplement is July 18, 2002.








                                     5